EX-99.e.1.ii

Delaware Distributors, L.P.

2005 Market Street

Philadelphia, PA 19103

April 24, 2020

Delaware Group Limited-Term Government Funds

2005 Market Street

Philadelphia, PA 19103

Re:       Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Limited-Term Diversified Income Fund (the “Fund”), a series of Delaware Group Limited-Term Government Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares so that the Class A shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% of average daily net assets for the period from April 29, 2020 through April 30, 2021.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By: /s/ Brett Wright

____________________________

Name: Brett Wright

Title:   President

Your signature below acknowledges

acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By: /s/ Shawn K. Lytle

____________________________

Name: Shawn K. Lytle

Title:   President & Chief Executive Officer

Date:   April 24, 2020